UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 3, 2023

GUARDANT HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38683	45-4139254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3100 Hanover Street

Palo Alto, California 94304

(Address of principal executive offices) (Zip Code)

855-698-8887

(Registrant’s telephone number, include area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	GH	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2023, the Board of Directors (the “Board”) of the Guardant Health, Inc. (the “Company”) appointed Ines Dahne-Steuber to serve as the Company’s Chief Operations Officer, effective May 3, 2023.

Ms. Dahne-Steuber, 52, most recently served as a senior executive at Fresenius Medical Care, a leading provider of products and services for people with chronic kidney disease, serving in a dual role as President of Spectra Laboratories from September 2019 to December 2022, and as Senior Vice President of Operational Excellence at Fresenius Kidney Care from February 2017 to December 2022. She previously served as Vice President of Operational Excellence at Fresenius Kidney Care from April 2015 to February 2017. From March 2005 to March 2015, she served in various roles at Quest Diagnostics, most recently as General Manager for Oncology and Vice President, Healthcare IT Solutions. Prior to that, Ms. Dahne-Steuber served in various leadership functions at Cerner Corporation, now Oracle Cerner, a leading healthcare IT company providing tools and services to empower patients and healthcare providers globally. She holds a Master’s Degree in Modern Chinese Studies and French Studies from Humboldt University, Berlin, Germany.

In connection with her appointment, Ms. Dahne-Steuber and the Company entered into an offer letter that sets forth the material terms of her employment effective May 2, 2023 (the “Offer Letter”). Under the Offer Letter, Ms. Dahne-Steuber is entitled to receive (i) an annual base salary of $490,000 and (ii) a target bonus equal to 50% of her annual base salary. Also under the Offer Letter, the Company will recommend to the Compensation Committee of the Board that the Company make the following equity grants to Ms. Dahne-Steuber: (A) restricted stock units covering shares of the Company’s common stock with the number of restricted stock units valued at approximately $2,000,000 (the “RSUs”), and (B) a stock option to purchase approximately $2,000,000 of the Company’s common stock. Vesting of each equity award is as follows: (x) the RSUs are expected to vest ratably over the first four anniversaries of the grant date, subject to Ms. Dahne-Steuber’s continued service, and (y) the stock option will vest and become exercisable with respect to 25% of the shares on the first anniversary of Ms. Dahne-Steuber’s start date, and with respect to 75% of the shares in substantially equal monthly installments thereafter (so that the stock option is fully vested and exercisable on the fourth anniversary of Ms. Dahne-Steuber’s start date), subject to Ms. Dahne-Steuber’s continued employment. Additionally, under the Offer Letter, Ms. Dahne-Steuber is entitled to a signing bonus of $50,000 and a relocation allowance of up to $50,000 to assist with her move to the San Francisco Bay Area, both of which are subject to clawback (on a prorated basis) in the event Ms. Dahne-Steuber voluntarily terminates employment with the Company prior to completing 12 months of service. In conjunction with entering into the Offer Letter, Ms. Dahne-Steuber agreed to certain restrictive covenants, including confidentiality, invention assignment, and a customer and one-year employee non-solicitation.

In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Ms. Dahne-Steuber, which will require the Company to indemnify her against certain liabilities that may arise as result of her status or service as an officer. The description of Ms. Dahne-Steuber’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Registration Statement on Form S-1/A filed with Securities and Exchange Commission on September 18, 2018 as Exhibit 10.8.

There are no arrangements or understandings between Ms. Dahne-Steuber and any other person pursuant to which she was selected as an officer, nor are there any transactions in which Ms. Dahne-Steuber has an interest that would be reportable under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of Guardant Health, Inc., dated May 8, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDANT HEALTH, INC.

Date: May 8, 2023	By:	/s/ John G. Saia
John G. Saia
Chief Legal Officer and Corporate Secretary